Exhibit 10.15

ESI EXCESS SAVINGS PLAN

2008 Restatement

INTRODUCTION

The ESI Excess Savings Plan (the "Plan") was authorized and adopted by the Board of Directors of ITT Educational Services, Inc. (the "Corporation"), effective as of February 13, 1998. The Plan was subsequently amended three times. The Corporation hereby restates the Plan in its entirety, effective as of January 1, 2008. The Plan is also being frozen to new deferrals and contributions, such that, after December 31, 2007, no further elective deferrals or employer contributions will be permitted under the Plan. All deferrals and contributions credited for periods prior to January 1, 2008, and not distributed prior to that date, will continue to be credited with deemed investment earnings in accordance with the terms of the restated Plan and will be distributed as provided in the restated Plan.

The purpose of the Plan has been to provide Eligible Employees participating in the Savings Plan (1) a means of restoring the contributions lost under the Savings Plan due to the application of the limitations imposed on qualified plans by Section 415 of the Code, (2) a means for restoring the matching and other employer contributions lost under the Savings Plan due to the application of the limitations imposed on qualified plans by Sections 401(a)(17), 402(g)(1), 401(k)(3), and 401(m) of the Code; and a means of providing Eligible Employees with an additional opportunity to defer a portion of their Salary.

TABLE OF CONTENTS

Page

Article 1.	Definitions	1
1.01.	“Account”	1
1.02.	“Act”	1
1.03.	“Actual Contributions Percentage Limit”	1
1.04.	“Actual Deferral Percentage Limit”	1
1.05.	“Basic Savings”	1
1.06.	“Beneficiary”	1
1.07.	“Board of Directors”	1
1.08.	“Change in Control”	1
1.09.	“Code”	2
1.10.	“Committee”	2
1.11.	“Company”	2
1.12.	“Compensation Committee”	2
1.13.	“Corporation”	2
1.14.	“Deferral Account”	2
1.15.	“Elective Deferral Limit”	2
1.16.	“Eligible Employee”	2
1.17.	“Employee”	2
1.18.	“ERISA”	2
1.19.	“Excess Matching Contributions”	2
1.20.	“Excess Retirement Contribution”	2
1.21.	“Highly Compensated Employee”	2
1.22.	“Matching Company Contribution”	2
1.23.	“Matching Contribution Account”	3
1.24.	“Participant”	3
1.25.	“Participating Company”	3
1.26.	“Plan”	3
1.27.	“Related Employer”	3
1.28.	“Retirement Contribution Account”	3
1.29.	“Salary”	3
1.30.	“Salary Deferrals”	3
1.31.	“Salary Reduction Agreement”	4
1.32.	“Savings Plan”	4
1.33.	“Section 409A Standards”	4
1.34.	“Separation From Service”	4
1.35.	“Specified Employee”	4
1.36.	“Statutory Compensation Limitation”	4
1.37.	“Statutory Limitations”	4

Article 2.	Participation	4
2.01.	Eligibility	4

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2.02.	Participation	4
2.03.	Termination of Participation	4

Article 3.	Excess Savings Plan Contributions	5
3.01.	Amount of Contributions	5
3.02.	Salary Deferrals	5
3.03.	Excess Matching Contributions	6
3.04.	Excess Retirement Contributions	6
3.05.	Investment of Account	6
3.06.	Vesting of Account	7
3.07.	Individual Account	7

Article 4.	Payment of Contributions	7
4.01.	Commencement of Payment	7
4.02.	Method of Payment	7
4.03.	Payment Upon the Occurrence of a Change in Control	7

Article 5.	General Provisions	7
5.01.	Funding	7
5.02.	Non-Contract Employment	8
5.03.	Facility of Payment	8
5.04.	Withholding Taxes	8
5.05.	Nonalienation	8
5.06.	Claims Procedure	8
5.07.	Construction	11

Article 6.	Amendment or Termination	11

Article 7.	Administration	11

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ESI EXCESS SAVINGS PLAN

Article 1.	Definitions

As used in the Plan, the following words and phrases, when capitalized, have the following meanings, except when used in a context that plainly requires a different meaning:

1.01.      "Account" means, with respect to a Participant, the Deferral Account, the Matching Contribution Account, and the Retirement Contribution Account of that Participant.

1.02.      "Act" means the Securities Exchange Act of 1934, as amended from time to time.

1.03.      "Actual Contribution Percentage Limit" means the limitation set forth in Section 401(m) of the Code as in effect each year for the Savings Plan.

1.04.      "Actual Deferral Percentage Limit" means the limitation set forth in Section 401(k)(3) of the Code as in effect each year for the Savings Plan.

1.05.      "Basic Savings" means, with respect to a Participant for a calendar year, the Participant's "basic pre-tax savings," as defined in the Savings Plan, under the Savings Plan for the calendar year.

1.06.      "Beneficiary" means, with respect to a Participant, the person or persons designated pursuant to the provisions of the Savings Plan to receive benefits under the Savings Plan after the Participant's death.

1.07.      "Board of Directors" means the Corporation's Board of Directors.

1.08.      "Change in Control" means, with respect to a Participant, the occurrence of any one of the following: (a) the acquisition of ownership (other than by way of merger or consolidation with an entity that, immediately before the acquisition, was a Controlling Company) during any 12 month period, by any one person or more than one person acting as a group, of all or substantially all of the assets of a Controlling Company; (b) the acquisition (other than by a Controlling Company) by any one person or more than one person acting as a group, of ownership of more than 50% of the total fair market value or total voting power of the ownership interests of stock of a Controlling Company; (c) the acquisition (other than by a Controlling Company) during any 12 month period, by any one person or more than one person acting as a group, of ownership of stock of a Controlling Company possessing 30% or more of the total voting power of stock of the Controlling Company; or (d) the replacement of a majority of members of the board of directors or comparable governing body of a Controlling Company, during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Controlling Company's board of directors or comparable governing body prior to the date of the appointment or election. For purposes of this definition, "Controlling Company" means, with respect to a Participant, the Corporation, the Participating Company that employs the Participant, any Related Employer that is the majority owner of the Corporation or the Participating Company that employs the Participant, or any Related Employer in an uninterrupted chain of majority ownership culminating in the ownership of the Corporation or the Participating Company that employs the Participant; and an individual who owns a vested option to purchase stock or other ownership interest is deemed to own that stock or other ownership interest.

1.09.      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rules and regulations.

1.10.      "Committee" means the ESI Benefit Plan Administration & Investment Committee created pursuant to the Savings Plan.

1.11.      "Company" means (1) the Corporation, with respect to its employees; and (2) any Participating Company, with respect to its employees.

1.12.      "Compensation Committee" means the Compensation Committee of the Board of Directors.

1.13.      "Corporation" means ITT Educational Services, Inc., or any successor by merger, purchase, or otherwise.

1.14.      "Deferral Account" means, with respect to a Participant, the bookkeeping account maintained for the Participant to record the amounts credited on his behalf under Section 3.02(a) and earnings on those amounts pursuant to Section 3.05.

1.15.      "Elective Deferral Limit" means the limitation set forth in Section 402(g)(1) of the Code.

1.16.      "Eligible Employee" means an Employee of the Company who is eligible to participate in the Plan as provided in Section 2.01.

1.17.      "Employee" means an "employee," as defined in the Savings Plan.

1.18.      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and interpretive rules and regulations.

1.19.      "Excess Matching Contributions" means the amount of contributions credited on a Participant's behalf under Section 3.03.

1.20.      "Excess Retirement Contribution" means the amount of contributions credited on a Participant's behalf under the provisions of Section 3.04 as in effect prior to January 1, 2002.

1.21.      "Highly Compensated Employee" means an Employee who, as of the pertinent date, is a "highly compensated employee" as defined in Code Section 414(q).

1.22.      "Matching Company Contribution" means a "matching company contribution" as defined in the Savings Plan.

1.23.      "Matching Contribution Account" means, with respect to a Participant, the bookkeeping account maintained for the Participant to record all amounts credited on his behalf under Section 3.03 and earnings on those amounts pursuant to Section 3.05.

1.24.      "Participant" means each Eligible Employee who participated in the Plan pursuant to the provisions of Section 2.02 as in effect prior to January 1, 2008, and who has not ceased to be a Participant pursuant to Section 2.03.

1.25.      "Participating Company" means a Related Employer that, by appropriate action of the Board of Directors, or by a designated officer of the Corporation pursuant to authorization delegated to him by the Board of Directors, was designated as a Participating Company in the Plan as to all of its Eligible Employees or as to the Eligible Employees of one or more of its operating or other units, provided that the board of directors of that company took appropriate action to adopt this Plan.

1.26.      "Plan" means this ESI Excess Savings Plan.

1.27.      "Related Employer" means any employer that, together with the Corporation, is under common control or a member of an affiliated service group as defined under Code Sections 414(b), (c), (m), and (o), except that in applying Code Sections 1563(a)(1),(2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 50%" will be used instead of "at least 80%" each place it appears in Code Sections 1563(a)(1), (2), and (3), and in applying Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), "at least 50%" will be used instead of "at least 80%" each place it appears in §1.414(c)-2.

1.28.      "Retirement Contribution Account" means, with respect to a Participant, the bookkeeping account maintained for the Participant to record all Excess Retirement Contributions credited on his behalf under the provisions of Section 3.04 as in effect prior to January 1, 2002, and earnings on those amounts pursuant to Section 3.05.

1.29.      "Salary" means, with respect to an Eligible Employee, the Eligible Employee's compensation from the Company at his base rate, excluding any compensation deferred under a deferred compensation plan other than the Plan, and determined prior to any election by the Participant to make salary deferrals under the Savings Plan, prior to any election by the Participant to make Salary Deferrals under this Plan, and prior to any election by the Participant pursuant to Section 125 of the Code, excluding any overtime, bonus, foreign service allowance, or any other form of compensation, except to the extent otherwise deemed "Salary" for purposes of the Savings Plan under such nondiscriminatory rules as are adopted by the Committee. For purposes of this Plan, Salary shall be determined without regard to the Statutory Compensation Limitation.

1.30.      "Salary Deferrals" means, with respect to a Participant, the amount the Participant defers pursuant to a Salary Reduction Agreement in accordance with the provisions of Section 3.02(a).

1.31.      "Salary Reduction Agreement" means, with respect to a Participant, the agreement entered into by the Participant pursuant to Section 3.02 under which he elects to defer a portion of his salary under this Plan.

1.32.      "Savings Plan" means the ESI 401(k) Plan.

1.33.      "Section 409A Standards" means the applicable requirements and standards for non-qualified deferred compensation plans established by Code Section 409A.

1.34.      "Separation From Service" means, with respect to a Participant, the Participant's death, retirement, or other termination of employment with the Corporation and all Related Employers. Whether a Separation From Service has occurred will be determined in accordance with the Section 409A Standards, including §1.409A-1(h).

1.35.      "Specified Employee" has the meaning given in Code Section 409A(a)(2)(B)(i). The determination of which individuals are Specified Employees will be made in accordance with such rules and practices, consistent with the Section 409A Standards, as are established from time to time by the Board of Directors, or its designee, in its discretion.

1.36.      "Statutory Compensation Limitation" means the limitation set forth in Section 401(a)(17) of the Code as in effect each year for the Savings Plan.

1.37.      "Statutory Limitations" mean the Actual Contribution Percentage Limit, the Actual Deferral Percentage Limit, the Elective Deferral Limit, and the Statutory Compensation Limit.

Article 2.	Participation

2.01.      Eligibility. The Plan is intended to be an unfunded plan of deferred compensation for a select group of management and highly compensated Employees. An Employee shall be an Eligible Employee and thereby eligible to participate in this Plan with respect to a calendar year prior to 2008 only if (i) the Employee is a Highly Compensated Employee for that calendar year; (ii) the Employee is eligible to participate in the Savings Plan during the calendar year; and (iii) the Employee is designated by the Compensation Committee as a key management employee who is eligible to participate in the Plan. No additional Employees will become Eligible Employees after December 31, 2007.

2.02.      Participation. Prior to January 1, 2008, an Eligible Employee became a Participant when contributions were credited on his behalf pursuant to Article 3. No Eligible Employees will become Participants after December 31, 2007.

2.03.      Termination of Participation. A Participant will cease to be a Participant when the vested values of his Accounts under the Plan are totally distributed to him or on his behalf.

Article 3.	Excess Savings Plan Contributions

3.01.      Amount of Contributions.

(a)          For any calendar year prior to 2008, the amount of contributions to be recorded on the books of the Company on behalf of a Participant pursuant to this Article 3 shall be equal to the sum of the Salary Deferrals, Excess Matching Contributions, and, for calendar years beginning before January 1, 2002, Excess Retirement Contributions, for the Participant determined under Sections 3.02, 3.03, and 3.04.

(b)          Notwithstanding any provisions of the Plan to the contrary, no further Salary Deferrals by any Participant or Eligible Employee shall be permitted, and no further Excess Matching Contributions or other Company Contributions shall be credited on any Participant's behalf, after December 31, 2007.

3.02.      Salary Deferrals.

(a)          For calendar years prior to 2008, any Eligible Employee who has met the eligibility requirements of Section 2.01 as of the beginning of a calendar year and who wishes to have Salary Deferrals credited to his Deferral Account must, prior to the beginning of that calendar year, execute an irrevocable Salary Reduction Agreement for the calendar year, authorizing Salary Deferrals under this Plan in accordance with the provisions of this Section. If an individual first becomes an Eligible Employee after the beginning of a calendar year prior to 2008, that Eligible Employee may, within 30 days after the date on which he first becomes an Eligible Employee, execute an irrevocable Salary Reduction Agreement for the remainder of the calendar year, authorizing Salary Deferrals under this Plan in accordance with the provision of this Section. A Salary Reduction Agreement made pursuant to the preceding sentence shall apply only to the Eligible Employee's Salary earned after the date on which he executes the Salary Reduction Agreement. Notwithstanding any other provisions of this Section, Salary Deferrals will not be credited on behalf of a Participant with respect to a calendar year prior to 2008 until the Participant's Basic Savings under the Savings Plan for the calendar year has been suspended due to the Statutory Limitations. Salary Deferrals shall be credited to the Participant's Account at the same time they would have been credited to his account under the Savings Plan if not for the application of the Statutory Limitations.

(b)          Subject to the following sentence, the amount of Salary Deferrals credited to a Participant for a calendar year prior to 2008 shall be equal to (1) 5% of the Participant's Salary or (2) the percentage of Salary that the Participant has elected to defer under the Savings Plan, as of the date of his election under this Plan, whichever is elected by the Participant in his Salary Reduction Agreement. Notwithstanding the preceding sentence, the allocation under the Plan and the reduction in the Participant's Salary corresponding to his election shall be made only with respect to Salary (A) otherwise payable to the Participant during the calendar year in excess of the Statutory Compensation Limitation, or (B) otherwise payable to the Participant after he has reached the Elective Deferral Limitation for the calendar year or after he has reached the limit, if any, set by the Committee for the Plan Year to ensure compliance by the Savings Plan with the Actual Deferral Percentage Limitation. The total Salary Deferral amount elected shall reduce the Participant's Salary and shall not be applied against any amount deferred under any other non-qualified plan maintained by the Company.

(c)          A Participant may revoke or modify his Salary Reduction Agreement, effective as of the beginning of any subsequent calendar year prior to 2008, by executing a new Salary Deferral Agreement or a written revocation of the prior Salary Reduction Agreement prior to the beginning of the calendar year for which the modification or revocation is to be effective. Until a Salary Reduction Agreement is so modified or revoked, it shall remain in effect for subsequent calendar years prior to 2008, provided that the Participant is an Eligible Employee as of the first day of the subsequent calendar year. Notwithstanding the foregoing, Salary Deferrals for a subsequent calendar year shall not be credited to the Participant until the Participant's Basic Savings under the Savings Plan for that calendar year has been suspended due to the Statutory Limitations.

(d)          Notwithstanding the foregoing, if any Participant receives a hardship withdrawal of pre-tax contributions from the Savings Plan or any other plan that is maintained by the Company and meets the requirements of Section 401(k) of the Code (or any successor to that provision), and the Participant is precluded from making contributions to that plan for at least six months after receipt of the hardship withdrawal, the Participant's Salary Deferral Agreement, if any, shall be revoked for the remainder of the calendar year in which the Participant receives the hardship withdrawal distribution from the Savings Plan or other 401(k) plan. Any Salary Deferral that would have been made pursuant to the Participant's Salary Reduction Agreement but for the application of this Section 3.02(d) shall be paid to the Participant as if he had not entered into the Salary Reduction Agreement. In addition, the Participant will be precluded from entering into a new Salary Deferral Agreement effective before the first day of the first calendar year that begins at least six months after the date on which the Participant receives the hardship withdrawal from the Savings Plan or other 401(k) plan.

(e)          As a condition of electing to make Salary Deferrals, a Participant may also be required by the Committee to provide such other information as the Committee may deem necessary to properly administer the Plan.

3.03.      Excess Matching Contributions. For calendar years after 2001 and before 2008, a Participant's Account shall be credited with Excess Matching Contributions, credited to the Participant's Account at the same time as the Salary Deferrals to which they relate, in an amount equal to (1) 100% of that portion of the Salary Deferrals credited to the Participant for a pay period that does not exceed 1% of the Participant's Salary for the pay period, and (2) 50% of that portion of the Salary Deferrals credited to the Participant for a pay period that exceeds 1% but does not exceed 5% of the Participant's Salary for the pay period. Effective January 1, 2008, no further Excess Matching Contributions shall be credited under the Plan.

3.04.      Excess Retirement Contributions. Excess Retirement Contributions under the Plan ceased as of January 1, 2002.

3.05.      Investment of Account. A Participant shall have no choice or election with respect to the investment of his Accounts. A Participant's Account shall be credited with deemed investment earnings at the rate of eight percent (8%) per annum. Earnings shall be credited as of the end of each month, based on the balance of the Participant's Accounts on that date.

3.06.      Vesting of Account. A Participant shall be at all times fully vested in his Deferral Account and his Retirement Contribution Account. The Participant shall vest in his Matching Contribution Account at the same rate and under the same conditions in which Matching Company Contributions vest under the Savings Plan. In the event a Participant terminates employment prior to vesting in all or any part of his Matching Contribution Account, the nonvested portion of that Account shall be forfeited and shall not be restored in the event the Participant is subsequently reemployed by the Company.

3.07.      Individual Accounts. The Committee shall maintain, or cause to be maintained, records showing the individual balances of each Participant's Accounts. At least once a year, each Participant shall be furnished with a statement setting forth the value of his Accounts.

Article 4.	Payment of Contributions

4.01.      Commencement of Payment.

(a)          The Participant shall be entitled to receive payment of his Deferral Account and Retirement Contribution Account and the vested portion of his Matching Contribution Account as determined under Section 3.06 following his Separation From Service for any reason other than death. Except as provided in the following sentence, distribution of the Participant's vested Accounts shall be made within 60 days following the Participant's Separation From Service. If the Participant is a Specified Employee as of the date of his Separation From Service, then except as provided in Section 4.01(b), distribution of the Participant vested Accounts shall be made on the first day that is six months after the date on which his Separation From Service occurs.

(b)          In the event of the death of a Participant prior to the full payment of his Accounts, the unpaid portion of his vested Accounts shall be paid to his Beneficiary within 60 days following his date of death.

4.02.      Method of Payment. Payment of a Participant's Deferral Account and Retirement Contribution Account and the vested portion of his Matching Contribution Account shall be made in a single lump sum cash payment.

4.03.      Payment Upon the Occurrence of a Change in Control. Upon the occurrence of a Change in Control, all Participants shall automatically receive the balance of their Accounts in a single lump sum payment. The payment shall be made within 60 days after the Change in Control. If a Participant dies after the Change in Control, or before receiving payment of his Accounts, the payment shall be made to his Beneficiary.

Article 5.	General Provisions

5.01.      Funding. The Plan shall be unfunded. All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Plan benefits, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the

Company.

5.02.      Non-Contract Employment. This Plan is not a contract of employment, and the terms of employment of any Participant shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person or a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and to treat him without regard to the effect that such treatment might have upon him under this Plan. Each Participant and all persons who may have or claim a right by reason of his participation in the Plan shall be bound by the terms of the Plan and all agreements entered into pursuant to those terms.

5.03.      Facility of Payment. If any benefit under the Plan is payable to a person whom the Committee knows is a minor or otherwise under legal incapacity, the Committee or its designee may have the payment made to the legal guardian of that person or to the person or organization as a court of competent jurisdiction may direct. To the extent permitted by law, any payment made under this Section will be a complete discharge of any liability under the Plan to that person.

5.04.      Withholding Taxes. The Company shall have the right to deduct from each payment to be made under the Plan any withholding taxes required by federal, state, local, or other applicable law.

5.05.      Nonalienation. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. Similarly, except as otherwise required by applicable law, no benefit under the Plan shall be in any manner liable or subject to garnishment, attachment, execution, or levy, or liable or subject to the debts, contracts, liabilities, engagements, or torts of a person entitled to those benefits.

5.06.      Claims Procedure.

(a)          Submission of Claims. Claims for benefits under the Plan will be submitted in writing to the Committee or to an individual designated by the Committee for that purpose.

(b)          Denial of Claim. If any claim for benefits is denied, in whole or in part, the claimant will be given written notice of the denial within 90 days time following the date on which the claim is filed. The notice will set forth the following:

(i)	the specific reason or reasons for the denial;

(ii)	the specific reference to the pertinent Plan provision upon which the denial was based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and

(iv)	an explanation of the Plan's claim review procedure.

If special circumstances require an extension of time for processing the claim, written notice of an extension will be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. The extension may not extend the period for more than 90 days beyond the end of the initial 90 day period.

If the claim has not been granted, and a written notice of the denial of the claim is not furnished within ninety days following the date on which the claim is filed, the claim will be deemed denied for the purpose of proceeding to the claim review procedure.

A claimant or his authorized representative will have 60 days after receipt of written notification of denial of a claim to request review of the denial by making written request to the Committee. In connection with the request for review, the claimant or his authorized representative may review pertinent documents in the Committee's possession or control and submit issues and comments in writing within the 60 day period following receipt of written notification of the claim denial.

Not later than 60 days after receipt of the request for review, the Committee will render and furnish to the claimant a written decision, which will include specific reasons for the decision and will make specific reference to the pertinent Plan provisions on which the decision is based. If special circumstances require an extension of time for processing, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. The Committee's decision will not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim will be deemed to have been denied on review.

(c)          Special Procedure for Certain Disability Claims. If a claimant requests a benefit on account of disability, the claimant is not a participant in the Company's long-term disability plan, and the claim for the benefit is denied, special rules apply. In this situation, the Committee must notify the claimant of the denial within 45 days after the claim for benefits is filed. This time period may be extended twice by 30 days if the Committee: (1) determines that the extension is required due to matters beyond the control of the Committee and (2) notifies the claimant of the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. If such an extension is necessary due to the claimant's failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information, and the claimant will be afforded at least 45 days from receipt of the notice within which to provide the specific information. If the claimant delivers the requested information within the time specified, any 30 day extension period will begin after the claimant has provided that information. If the claimant fails to deliver the requested information within the time specified, the Committee may decide a claim without that information.

The Committee will send the claimant a written statement explaining in detail the reasons for the denial. The written statement will explain the specific reason(s) for the denial and: (1) identify the Plan provision(s) on which the denial is based; (2) identify any additional material or information needed to complete the claim and why that information is necessary; (3) describe the Plan procedures and time limits for appealing the denial, the claimant's right to obtain information about those procedures, and the right to sue in federal court; and (4) disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that the information will be provided free of charge upon request).

The claimant will then have the right to ask the Committee to review the denial of the claim. This request must be made in writing to the Committee within 180 days after the claim is denied. The written request may be made by the claimant or his or her authorized representative. The Committee will provide a written decision to the claimant within 45 days after the Committee receives the claimant's signed, written request for review, unless special circumstances require an additional period, up to 45 days, in which case the Committee will notify the claimant of the special circumstances and the date upon which the Committee expects to render its decision on review. If an extension is necessary due to the claimant's failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the claimant will be afforded at least 45 days from receipt of the notice to provide the specified information. If the claimant delivers the requested information within the time specified, the 45 day extension of the appeal period will begin after the claimant has provided that information. If the claimant fails to deliver the requested information within the time specified, the Committee may decide the appeal without that information.

The following provisions apply to the right of appeal: (1) the claimant will have the opportunity to submit written comments, documents, or other information in support of the appeal; (2) upon request, the claimant will have access to all relevant documents as described by applicable U.S. Department of Labor regulations; (3) the review will take into account all information, whether or not presented or available at the initial determination; (4) the initial determination will not be afforded any deference; (5) the review will be conducted by a person different from the person who made the initial determination and who is not the original decisionmaker's subordinate; (6) if the decision is made on the grounds of a medical judgment, the Committee will consult with a health care professional with appropriate training and experience, and the health care professional will not be the individual who was consulted during the initial determination or that person's subordinate; and (7) the Committee will provide the claimant with the name of any medical or vocational expert who advised the Plan with regard to the claim.

A notice that the request on appeal is denied will contain the following information: (1) the specific reason(s) for the appeal determination; (2) a reference to the specific Plan provision(s) on which the determination is based; (3) a statement disclosing any internal rule, guidelines, protocol, or similar criterion relied on in making the adverse determination (or a statement that this information will be provided free of charge upon request); (4) a statement describing the claimant's right to bring a civil suit under federal law; (5) a statement that the claimant is entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and (6) the statement "You or your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State Insurance Regulatory Agency."

Unless a claimant receives a notice of a claim or appeal decision within the time limits above, the claimant should proceed as if the claim or appeal has been denied.

(d)          Exhaustion of Remedies. No claimant may institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this Section.

5.07.      Construction.

(a)          The Plan is intended to constitute an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Section 2.01(2), Section 301(a)(3), and Section 401(a)(1) of ERISA, and all rights under this Plan shall be governed by ERISA, to the extent applicable. Subject to the preceding sentence, the Plan shall be construed, regulated, and administered in accordance with the internal laws of the State of Indiana, subject to the provisions of applicable federal law.

(b)          The masculine pronoun shall mean the feminine wherever appropriate.

(c)          The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if the invalid provision were omitted.

(d)          The Plan is intended to comply with the applicable Section 409A Standards and will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provision, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable Section 409A Standards. To the extent that any terms of the Plan would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

Article 6.	Amendment or Termination

The Corporation reserves the right to modify, amend, or terminate, in whole or in part, this Plan at any time, by action of its Board of Directors or its designee. However, no modification, amendment, or termination of the Plan shall adversely affect the right of any Participant to receive the benefits granted under the Plan in respect of the Participant as of the date of modification, amendment, or termination.

Article 7.	Administration

The Committee shall have exclusive responsibility and complete discretionary authority to control the operation, management, and administration of the Plan, with all powers necessary to enable it properly to carry out those responsibilities, including, but not limited to, the following powers:

(a)          To interpret the Plan and any related documents, with discretionary authority;

(b)          To establish procedures for making an election called for under the Plan;

(c)          To make factual determinations regarding any and all known matters arising under the Plan;

(d)          The power to determine eligibility for benefits, with discretionary authority;

(e)          The right to construe, with discretionary authority, the terms of the Plan and to remedy possible ambiguities, inequities, inconsistencies, or omissions; and

(f)           The right to resolve, with discretionary authority, all interpretive, equitable, or other questions arising under the Plan.

All decisions of the Committee in all matters shall be final and binding and conclusive on all persons.

This 2008 Restatement of the ESI Excess Savings Plan is executed on behalf of ITT Educational Services, Inc., by its duly authorized officer, as of the 19th day of December, 2007.

ITT EDUCATIONAL SERVICES, INC.

By /s/ Nina F. Esbin

Signature

Nina F. Esbin

Printed Name

Senior Vice President Human Resources

Office